Exhibit 99.1

Vertrue to Acquire Bargain Network Inc.; Transaction Expands Direct to Consumer Marketing Strategy and Focus on Enhancing Consumer Value

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 20, 2004--Vertrue Incorporated (Nasdaq: VTRU), a leading marketing solutions company, today announced it has entered into an agreement to acquire Bargain Network Inc. ("Bargain"), a privately held provider of premier pricing services for homes, vehicles and consumer durables.
    Headquartered in Santa Barbara, California, Bargain has a unique comparison shopping service using advanced search and database technology to provide fast and accurate information on pricing, quality and availability via a variety of products. All Bargain resources are accessible 24 hours a day, 7 days a week through its members-only website or toll-free telephone support. These program services are marketed directly to consumers through a variety of offline and online channels as a monthly subscription service.
    For the twelve months ended June 30, 2004, Bargain recorded revenues of approximately $48 million and earnings before interest, taxes, depreciation and amortization of approximately $4.1 million. There are currently 0.2 million members enrolled in Bargain's programs.
    Vertrue has agreed to pay $27.0 million in cash at closing plus the assumption of certain liabilities and has agreed to pay additional amounts in 2005 if certain milestones are achieved. The transaction is subject to customary closing conditions and is expected to be completed before December 31, 2004. The acquisition is expected to be dilutive to fiscal 2005 earnings by approximately $0.10 per share due to the estimated level of near-term amortization expense required. The acquisition is expected to be accretive to fiscal 2006 earnings.
    Gary Johnson, President & CEO of Vertrue, said, "Our acquisition of Bargain takes our strong partnership to the next level. Their information services already represent a valuable part of our benefits portfolio. By having Bargain join the Vertrue family, we will be able to expand our direct to consumer marketing presence and bring more value to consumers as they evaluate a vehicle or home purchase. With an inbound marketing operations focus and subscription-based business model, Bargain is an outstanding strategic fit with Vertrue."
    Diana Wilson, President of Bargain, said, "We're excited about becoming part of the Vertrue family and the opportunities this will create for our employees, partners and members. With Vertrue's membership expertise and capital, we will be able to offer even more robust programs to our members."
    Vertrue was advised by Broadview International, a division of Jefferies & Company, Inc., in this transaction.

    About Vertrue

    Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    About Bargain

    Bargain is a unique membership service that provides consumers with truly objective best price information on significant purchases such as homes, vehicles and consumer products. Because Bargain is a membership service, it does not accept any advertising, or compensation from merchants, so consumers are guaranteed unbiased, impartial and complete pricing information. Bargain's members pay a low monthly membership fee after a free trial membership.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635
             or
             Bargain Network Inc.
             Diana M. Wilson, 805-968-2020